Gates Industrial Reports Fourth-Quarter and Full Year 2023 Results
Denver, CO, February 8, 2024
Fourth-Quarter 2023 Financial Summary
◦Fourth-quarter net sales of $863.3 million, down 3.4% compared to the prior-year period, including a core revenue decline of 4.6%.
◦Net income attributable to shareholders of $62.9 million, or $0.24 per diluted share.
◦Adjusted Net Income per diluted share of $0.39.
◦Net income from continuing operations of $69.2 million, or a margin of 8.0%.
◦Adjusted EBITDA of $185.8 million, or a margin of 21.5%.
◦Introducing 2024 financial guidance.
◦$100 million share repurchase authorization approved by Board of Directors.
Full-Year 2023 Financial Summary
◦Net sales of $3,570.2 million, representing 0.5% growth, including core revenue growth of 0.7%.
◦Net income attributable to shareholders of $232.9 million, or $0.84 per diluted share.
◦Adjusted Net Income per diluted share of $1.36.
◦Net income from continuing operations of $257.0 million, or a margin of 7.2%.
◦Adjusted EBITDA of $747.0 million, or a margin of 20.9%.
◦Generated $481.0 million of operating cash flow, an increase from $265.8 million in the prior year.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific power transmission and fluid power solutions, today reported results for the fourth-quarter and full year ended December 30, 2023.
Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “We finished the year on a strong note delivering solid margin expansion year-over-year and robust operating cash flow in the fourth quarter while reducing our net leverage ratio to 2.3x. For full year 2023, our team generated a meaningful margin increase and drove significant improvement in our free cash flow while operating in an uneven global demand environment.”
Jurek continued, “We enter 2024 focused on progressing our enterprise initiatives and enhancing our business performance. Our cash balance and net leverage position is in its strongest position as a public company and we remain highly focused on further reducing our net leverage ratio and opportunistically utilizing our recently approved $100 million share repurchase authorization. We are optimistic about the shareholder value creation opportunities in front of us. I thank the global Gates team for their commitment and dedication.”

Fourth-Quarter Financial Results

Fourth-quarter net sales were $863.3 million, a decrease of 3.4% compared to the prior-year quarter net sales of $893.3 million primarily due to lower volume. Core sales decreased 4.6% year-over-year. The decline in core revenues was primarily driven by weakness in the Personal Mobility and Diversified Industrial end markets partially offset by growth in Automotive. At the channel level, Replacement revenues decreased less significantly than First Fit revenues on a year-over-year basis.

Full-year 2023 net sales were $3,570.2 million, an increase of 0.5% over prior-year net sales of $3,554.2 million due to pricing and partially offset by lower volume. Core revenue increased 0.7%. From an end market perspective, Automotive, Energy, Construction and On-Highway posted solid core growth, which was largely offset by year-over-year declines in Personal Mobility and Diversified Industrial. The Replacement channel grew modestly year-over-year, but softness in the First Fit channel offset most of the growth benefit.
Fourth-quarter net income attributable to shareholders was $62.9 million, or $0.24 per diluted share, compared to net income attributable to shareholders of $84.9 million, or $0.30 per diluted share, in the prior-year quarter. Higher other expense more than offset higher operating income resulting in the decrease in net income. Adjusted Net Income was $104.7 million, or $0.39 per diluted share, compared to $71.2 million, or $0.25 per diluted share in the prior-year period, primarily driven by stronger operating performance and lower net interest expense. The diluted weighted-average number of shares outstanding in the fourth quarter of 2023 was 267,523,754 compared to 284,912,127 in the fourth quarter of 2022.
Full-year 2023 net income attributable to shareholders was $232.9 million or $0.84 per diluted share, compared to net income attributable to shareholders of $220.8 million, or $0.77 per diluted share, in the prior-year. Adjusted net income was $373.7 million, or $1.36 per diluted share, compared to $329.0 million, or $1.14 per diluted share, in the prior-year. On both a GAAP and adjusted basis, higher operating income fueled by improved margin performance drove the bulk of the improvement compared to the prior year period. The diluted weighted-average number of shares outstanding in 2023 was 275,648,328 compared to 287,586,210 in 2022.
Fourth-quarter net income from continuing operations was $69.2 million, or 8.0% of net sales, compared to $90.2 million or 10.1% of net sales in the prior year quarter representing a decline of 210 basis points year-over-year fueled by an increase in other expense relative to the prior year period. Full-year 2023 net income from continuing operations was $257.0 million, or 7.2% of net sales, compared to $242.9 million or 6.8% of net sales in the prior year translating to an increase of 40 basis points year-over-year and driven by higher operating income.
Fourth-quarter Adjusted EBITDA was $185.8 million compared to $166.0 million in the prior-year quarter. Fourth-quarter Adjusted EBITDA margin of 21.5% represented an expansion of 290 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA margin was fueled by commercial execution and supply chain efficiencies, partially offset by lower volume and less favorable mix.
Full-year 2023 Adjusted EBITDA was $747.0 million, or 20.9% of net sales, compared to $680.6 million, or 19.1% of net sales in the prior-year. The improvement in Adjusted EBITDA was primarily attributable to commercial execution and supply chain efficiencies partially offset by lower volumes and higher labor and benefit expenses.

Power Transmission Segment Results

	For the three months ended
(USD in millions)	December 30, 2023	December 31, 2022	% Change	% Core Change
Net sales	$532.8	$552.6	(3.6%)	(4.6%)
Adjusted EBITDA	$117.4	$101.9	15.2%
Adjusted EBITDA margin	22.0%	18.4%	360 bps

	For the year ended
(USD in millions)	December 30, 2023	December 31, 2022	% Change	% Core Change
Net sales	$2,191.2	$2,173.7	0.8%	1.7%
Adjusted EBITDA	$460.6	$404.0	14.0%
Adjusted EBITDA margin	21.0%	18.6%	240 bps
Fourth-quarter Power Transmission net sales decreased 3.6% to $532.8 million compared to the prior-year quarter, reflecting a core revenue decrease of 4.6%. Solid growth in the Automotive end market was more than offset by declines in Personal Mobility and Diversified Industrial. From a channel perspective, Replacement net sales declined less significantly than First Fit.
Full-year 2023 Power Transmission net sales increased 0.8% to $2,191.2 million compared to the prior-year, including a core revenue increase of 1.7%. Net and core revenue growth was largely driven by the Automotive and On-Highway markets and partially offset by declines in Personal Mobility and Diversified Industrial. Replacement channel sales grew modestly year-over-year on a core basis while First Fit sales declined slightly.
Fourth-quarter Power Transmission Adjusted EBITDA was $117.4 million compared to $101.9 million in the prior-year quarter. The year-over-year increase in Adjusted EBITDA was fueled by commercial execution and supply chain improvements partially offset by lower volume and unfavorable mix. Adjusted EBITDA margin of 22.0% represented an improvement of 360 basis points compared to the prior-year quarter.
Full-year 2023 Power Transmission Adjusted EBITDA was $460.6 million compared to $404.0 million in the prior-year. Adjusted EBITDA margin of 21.0% expanded 240 basis points relative to the prior-year primarily due to commercial execution and supply chain efficiencies partially mitigated by lower volumes.
Fluid Power Segment Results

	For the three months ended
(USD in millions)	December 30, 2023	December 31, 2022	% Change	% Core Change
Net sales	$330.5	$340.7	(3.0%)	(4.7%)
Adjusted EBITDA	$68.4	$64.1	6.7%
Adjusted EBITDA margin	20.7%	18.8%	190 bps

	For the year ended
(USD in millions)	December 30, 2023	December 31, 2022	% Change	% Core Change
Net sales	$1,379.0	$1,380.5	(0.1%)	(0.8%)
Adjusted EBITDA	$286.4	$276.6	3.5%
Adjusted EBITDA margin	20.8%	20.0%	80 bps
Fourth-quarter Fluid Power net sales decreased 3.0% to $330.5 million compared to the prior-year quarter. Core revenues decreased 4.7%. The segment experienced net and core revenue declines in most end markets with Agriculture and Diversified Industrial most impacted. Core revenues increased modestly in the Energy end market. At the channel level, First Fit sales realized a more significant decline than Replacement.

Full-year 2023 Fluid Power net sales decreased 0.1% to $1,379.0 million compared to the prior-year, including a core revenue decrease of 0.8%. Net and core revenue performance was mixed with Energy and Construction contributing growth and Agriculture and Diversified Industrial experiencing declines. Replacement core revenues were relatively flat and First Fit realized a slight decline compared to the prior year period.
Fourth-quarter Fluid Power Adjusted EBITDA was $68.4 million compared to $64.1 million in the prior-year quarter, resulting in an Adjusted EBITDA margin of 20.7% and expansion of 190 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA was driven by commercial execution and supply chain improvements partly offset by lower volume and less favorable mix.
Full-year 2023 Fluid Power Adjusted EBITDA was $286.4 million compared to $276.6 million in 2022, resulting in an Adjusted EBITDA margin of 20.8% and expansion of 80 basis points compared to the prior-year. The margin expansion was primarily driven by commercial execution and supply chain efficiencies partially offset by lower volumes.
Liquidity and Capital Resources
During the fourth quarter of 2023, the Company generated $189.3 million of cash from operations. Fourth-quarter capital expenditures increased to $24.2 million from $21.3 million in the prior-year quarter.
As of December 30, 2023, the Company had total cash and cash equivalents of $720.6 million and total outstanding debt of $2.5 billion, as well as committed borrowing headroom of $470.3 million.
Share Repurchase Authorization Announced
The Company also announced that its Board of Directors has authorized a share repurchase program of up to $100 million of the Company’s ordinary shares. This authorization is valid through October 6, 2024.
The timing and actual number of shares repurchased will depend on a variety of factors, including price, available liquidity, general business and market conditions, tax considerations, alternative investment opportunities and any applicable legal requirements. Under the share repurchase program, repurchases can be made from time to time using a variety of methods, including but not limited to open market purchases and privately negotiated transactions, all in compliance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and other applicable legal requirements.
The repurchase program does not obligate the Company to acquire any specific dollar amount or number of ordinary shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.
2024 Guidance
The Company is introducing full year financial guidance for 2024. Specifically, the company offers the following:
•Core revenue growth in the range of (3%) to +1% year-over-year
•Adjusted EBITDA of $725 million to $785 million
•Adjusted Earnings Per Share of $1.28 to $1.43
•Capital Expenditures of approximately $100 million
•Free Cash Flow conversion exceeding 90%
Share-based metrics in the Company’s guidance do not include the effect of any potential share repurchases.

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, including expected Core Revenue Growth, Adjusted EBITDA, Adjusted Earnings per Share and Free Cash Flow conversion for 2024. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 9:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation Fourth-Quarter 2023 Earnings Conference Call or providing the Conference ID of 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international), and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business and financial results (including growth initiatives, the condition of our balance sheet, and our ability to reduce our net leverage ratio), our ability to create shareholder value, and statements regarding our outlook for 2024. Such forward-looking statements are subject to various risks and uncertainties, including, among others, economic, political and other risks associated with international operations, risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control (including material and logistics availability, inflation, supply chain and labor challenges and end-market recovery), risks related to catastrophic events, continued operation of our manufacturing facilities, including as a result of cybersecurity attacks, our ability to forecast and meet demand, market acceptance of new products, and the significant influence of the Company’s large shareholders, investment funds affiliated with Blackstone Inc. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the Securities and Exchange Commission, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Year ended
(USD in millions, except per share amounts)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$863.3	$893.3	$3,570.2	$3,554.2
Cost of sales	525.6	583.3	2,211.3	2,303.6
Gross profit	337.7	310.0	1,358.9	1,250.6
Selling, general and administrative expenses	216.0	209.7	882.2	853.7
Transaction-related expenses	0.1	0.1	2.2	2.1
Asset impairments	—	—	0.1	1.1
Restructuring expenses	1.3	1.1	11.6	9.5
Other operating expenses	—	—	0.2	0.2
Operating income from continuing operations	120.3	99.1	462.6	384.0
Interest expense	38.4	40.5	163.2	139.4
Other expense (income)	10.3	(25.0)	14.1	(13.2)
Income from continuing operations before taxes	71.6	83.6	285.3	257.8
Income tax expense (benefit)	2.4	(6.6)	28.3	14.9
Net income from continuing operations	69.2	90.2	257.0	242.9
Loss on disposal of discontinued operations	0.1	0.1	0.6	0.4
Net income	69.1	90.1	256.4	242.5
Less: non-controlling interests	6.2	5.2	23.5	21.7
Net income attributable to shareholders	$62.9	$84.9	$232.9	$220.8

Earnings per share
Basic
Earnings per share from continuing operations	$0.24	$0.30	$0.86	$0.78
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.24	$0.30	$0.86	$0.78

Diluted
Earnings per share from continuing operations	$0.24	$0.30	$0.84	$0.77
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.24	$0.30	$0.84	$0.77

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of December 30, 2023	As of December 31, 2022
Assets
Current assets
Cash and cash equivalents	$720.6	$578.4
Trade accounts receivable, net	768.2	808.6
Inventories	647.2	656.2
Taxes receivable	30.4	13.0
Prepaid expenses and other assets	234.9	221.2
Total current assets	2,401.3	2,277.4
Non-current assets
Property, plant and equipment, net	630.0	637.5
Goodwill	2,038.7	1,981.1
Pension surplus	8.6	10.1
Intangible assets, net	1,386.1	1,490.4
Right-of-use assets	120.1	132.2
Taxes receivable	18.5	15.1
Deferred income taxes	622.4	600.3
Other non-current assets	28.8	47.5
Total assets	$7,254.5	$7,191.6
Liabilities and equity
Current liabilities
Debt, current portion	$36.5	$36.6
Trade accounts payable	457.7	469.6
Taxes payable	36.6	23.5
Accrued expenses and other current liabilities	248.5	222.6
Total current liabilities	779.3	752.3
Non-current liabilities
Debt, less current portion	2,415.0	2,426.4
Post-retirement benefit obligations	83.8	76.2
Lease liabilities	110.6	121.9
Taxes payable	79.4	79.5
Deferred income taxes	119.4	192.0
Other non-current liabilities	123.1	99.7
Total liabilities	3,710.6	3,748.0
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 264,259,788 (December 31, 2022: authorized shares: 3,000,000,000; outstanding shares: 282,578,917)	2.6	2.8
—Additional paid-in capital	2,583.8	2,542.1
—Accumulated other comprehensive loss	(828.5)	(917.8)
—Retained earnings	1,462.3	1,482.9
Total shareholders’ equity	3,220.2	3,110.0
Non-controlling interests	323.7	333.6
Total equity	3,543.9	3,443.6
Total liabilities and equity	$7,254.5	$7,191.6

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	Year ended
(USD in millions)	December 30, 2023	December 31, 2022
Cash flows from operating activities
Net income	$256.4	$242.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	217.5	217.2
Foreign exchange and other non-cash financing (income) expenses	(24.8)	5.8
Share-based compensation expense	27.4	44.3
Decrease in post-employment benefit obligations, net	(9.9)	(16.0)
Deferred income taxes	(65.7)	(79.7)
Asset impairments	0.1	2.6
Other operating activities	5.3	6.6
Changes in operating assets and liabilities:
—Accounts receivable	45.6	(129.3)
—Inventories	24.5	2.9
—Accounts payable	(17.8)	(15.9)
—Prepaid expenses and other assets	22.3	50.3
—Taxes payable	(14.5)	(24.4)
—Other liabilities	14.6	(41.1)
Net cash provided by operating activities	481.0	265.8
Cash flows from investing activities
Purchases of property, plant and equipment	(61.2)	(77.6)
Purchases of intangible assets	(10.2)	(9.4)
Cash paid under corporate-owned life insurance policies	(18.2)	(11.6)
Cash received under corporate-owned life insurance policies	6.6	6.0
Proceeds from the sale of property, plant and equipment	1.2	—
Other investing activities	—	1.9
Net cash used in investing activities	(81.8)	(90.7)
Cash flows from financing activities
Issuance of shares	18.7	15.9
Buy-back of shares	(251.7)	(175.9)
Proceeds from long-term debt	100.0	645.0
Payments of long-term debt	(119.6)	(676.9)
Debt issuance costs paid	(1.3)	(23.3)
Dividends paid to non-controlling interests	(18.2)	(28.7)
Other financing activities	13.8	(9.2)
Net cash used in financing activities	(258.3)	(253.1)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1.7	(1.5)
Net increase (decrease) in cash and cash equivalents and restricted cash	142.6	(79.5)
Cash and cash equivalents and restricted cash at the beginning of the period	581.4	660.9
Cash and cash equivalents and restricted cash at the end of the period	$724.0	$581.4
Supplemental schedule of cash flow information
Interest paid	$155.1	$118.7
Income taxes paid	$110.5	$117.8
Accrued capital expenditures	$0.6	$1.9

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of net sales for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
Management uses Net Leverage as a measure of our liquidity and in assessing the strength of our balance sheet. Net Leverage is a non-GAAP measure that represents the number of times by which net debt (principal amount of debt less cash and cash equivalents) exceeds Adjusted EBITDA for the last twelve months of the applicable period.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Year ended
(USD in millions)	December 30, 2023	December 31, 2022	December 30, 2023		December 31, 2022
Net income from continuing operations	$69.2	$90.2	$257.0		$242.9
Adjusted for:
Income tax expense (benefit)	2.4	(6.6)	28.3		14.9
Net interest and other expenses	48.7	15.5	177.3		126.2
Depreciation and amortization	55.0	53.1	217.5		217.2
Transaction-related expenses (1)	0.1	0.1	2.2		2.1
Asset impairments	—	—	0.1		1.1
Restructuring expenses (2)	1.3	1.1	11.6		9.5
Share-based compensation expense	7.8	9.5	27.4		44.3
Inventory impairments and adjustments (3) (included in cost of sales)	1.1	2.2	7.4		20.9
Severance expenses (included in cost of sales)	—	0.8	0.4		0.8
Severance expenses (included in SG&A)	0.1	0.1	1.0		0.5
Credit loss related to customer bankruptcy (included in SG&A) (4)	—	—	11.4		—
Cybersecurity incident expenses (5)	0.1	—	5.2		—
Other items not directly related to current operations	—	—	0.2		0.2
Adjusted EBITDA	$185.8	$166.0	$747.0		$680.6

Net Sales	$863.3	$893.3	$3,570.2		$3,554.2
Adjusted EBITDA Margin	21.5%	18.6%	20.9%		19.1%

Total principal amount of debt			$2,471.9		$2,491.4
Less: Cash and cash equivalents			(720.6)		(578.4)
Net Debt			$1,751.3		$1,913.0

Net Leverage			2.3	x	2.8	x

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis. The recent inflationary environment has caused LIFO values to drop below First-in, First-out (“FIFO”) values because LIFO measurement resulted in inflated costs being matched against sales while current, lower costs are retained in inventories.
(4)
On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and have recorded an $11.4 million pre-tax charge to reflect our estimated recovery. We continue to monitor the circumstances surrounding the bankruptcy in determining whether adjustments to this recovery estimate are necessary.

(5)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended		Year ended
(USD in millions, except share numbers and per share amounts)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net income attributable to shareholders	$62.9	$84.9	$232.9	$220.8
Adjusted for:
Loss on disposal of discontinued operations	0.1	0.1	0.6	0.4
Amortization of intangible assets arising from the 2014 acquisition of Gates	28.9	28.5	116.2	115.6
Transaction-related expenses (1)	0.1	0.1	2.2	2.1
Asset impairments	—	—	0.1	1.1
Restructuring expenses (2)	1.3	1.1	11.6	9.5
Share-based compensation expense	7.8	9.5	27.4	44.3
Inventory impairments and adjustments (3) (included in cost of sales)	1.1	2.2	7.4	20.9
Adjustments relating to post-retirement benefits	(0.8)	(1.7)	(3.0)	(6.5)
Financing and other FX related losses	16.7	(24.0)	26.8	(7.9)
One-time tax benefit from unrecognized tax benefit (4)	—	(26.4)	(12.3)	(26.4)
Credit loss related to customer bankruptcy (included in SG&A) (5)	—	—	11.4	—
Cybersecurity incident expenses (6)	0.1	—	5.2	—
Other adjustments	(0.2)	(0.3)	(4.7)	(6.2)
Estimated tax effect of the above adjustments	(13.3)	(2.8)	(48.1)	(38.7)
Adjusted Net Income	$104.7	$71.2	$373.7	$329.0

Diluted weighted-average number of shares outstanding	267,523,754	284,912,127	275,648,328	287,586,210
Adjusted Net Income per diluted share	$0.39	$0.25	$1.36	$1.14

(1)	Transaction-related expenses related primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and included costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis. The recent inflationary environment has caused LIFO values to drop below First-in, First-out (“FIFO”) values because LIFO measurement resulted in inflated costs being matched against sales while current, lower costs are retained in inventories.
(4)	During the year ended December 30, 2023, one-time tax benefit of $12.3 million related to unrecognized tax benefits due to lapsed statute of limitations.
(5)
On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and have recorded an $11.4 million pre-tax charge to reflect our estimated recovery. We continue to monitor the circumstances surrounding the bankruptcy in determining whether adjustments to this recovery estimate are necessary.

(6)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

	Three months ended December 30, 2023
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended December 30, 2023 (1)	$532.8	$330.5	$863.3
Impact on net sales of movements in currency rates	(5.8)	(5.7)	(11.5)
Core revenue for the three months ended December 30, 2023	$527.0	$324.8	$851.8

Net sales for the three months ended December 31, 2022	552.6	340.7	893.3
Decrease in net sales on a core basis (core revenue)	$(25.6)	$(15.9)	$(41.5)

Core revenue decline	(4.6%)	(4.7%)	(4.6%)

	Year ended December 30, 2023
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the year ended December 30, 2023	$2,191.2	$1,379.0	$3,570.2
Impact on net sales of movements in currency rates	18.9	(10.0)	8.9
Core revenue for the year ended December 30, 2023	$2,210.1	$1,369.0	$3,579.1

Net sales for the year ended December 31, 2022	2,173.7	1,380.5	3,554.2
Increase (decrease) in net sales on a core basis (core revenue)	$36.4	$(11.5)	$24.9

Core revenue growth (decline)	1.7%	(0.8%)	0.7%

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Contact
Gates Investor Relations
Rich Kwas
(303) 744-4887
investorrelations@gates.com